Exhibit 99.1

Press Release

Vuzix Reports First Quarter 2019 Results

ROCHESTER, N.Y., May 9, 2019 - Vuzix® Corporation (NASDAQ: VUZI) (“Vuzix” or, the “Company”), a leading supplier of Smart Glasses and Augmented Reality (AR) technologies and products, today reported its first quarter results for the period ended March 31, 2019.

First Quarter 2019 Highlights

•	Entered into a 3-year master reseller agreement with Verizon whereby they will resell Vuzix Smart Glasses products including Vuzix M300XL Smart Glasses and M-Series related accessories, Vuzix Blade Smart Glasses and Vuzix Remote Assistant
•	Introduced Qualcomm XR1-powered M400 enterprise smart glasses, designed to be best in class in enterprise with a larger memory profile, better noise cancelling, a multi-finger supported touchpad and built-in GPS
•	Commenced shipping the “Prosumer” version of Blade and expanded market access to 35 countries worldwide including Japan
•	Received a follow-on order from Dynabook Inc. (formerly “Toshiba”) of approximately $1.0 million for M300C enterprise smart glasses with delivery expected in the second quarter of 2019
•	Received ISO 9001:2015 Certification for our West Henrietta manufacturing facility

Recent Developments

•	Entered into a Joint Development Agreement with global power management company Eaton to develop an ATEX intrinsically safe smart glasses solution based on the M-300XL; these smart glasses will be co-branded and both Eaton Crouse-Hinds and Vuzix will be selling this final solution
•	Announced partnerships with VSee Lab and SightCall, respectively, to deliver new solutions for Vuzix Smart Glasses
•	Boosted Blade production and expanded its functionality with the release of new apps and functionalities including Amazon Alexa, Google Assistant, Yelp, AccuWeather, sports and news
•	Increased our custom waveguide development and OEM program efforts, responding to multiple new RFQs across market areas from aviation to the automotive industries
•	Received a follow-on order from our current avionics partner for a customized waveguide-based HMD development program
•	Right sized operations to reduce costs to be in line with a work towards profitable operations

The following table compares condensed elements of the Company’s summarized Consolidated Statements of Operations data for the quarters ended March 31, 2019 and 2018, respectively:

	For 3 Months
	Ended March 31,
	2019	2018
Sales:
Sales of Products	$1,373,371	$1,363,379
Sales of Engineering Services	-	180,516

Total Sales	1,373,371	1,543,895

Total Cost of Sales	1,333,481	1,366,770

Gross Profit	39,890	177,125

Operating Expenses:
Research and Development	2,516,100	2,055,787
Selling and Marketing	1,417,966	1,534,097
General and Administrative	1,896,402	1,665,229
Depreciation and Amortization	559,089	273,622

Loss from Operations	(6,349,667)	(5,351,610)

Total Other Expense	(10,094)	(14,040)

Net Loss	(6,359,761)	(5,365,650)
Loss Attributable to Common Stockholders per Share	$(0.25)	$(0.22)

Management Commentary

“As indicated on our year end results call, first quarter revenue was soft. This softness however in no way reflects the business opportunities before us. Our current pipeline, alongside the new agreements and partnerships we’ve struck thus far in 2019, will show, very shortly, the robust growth at hand here for Vuzix,” said Paul Travers, President and CEO of Vuzix. “On the product development side, we announced our next generation Qualcomm XR1-based M400 and an ATEX-certified smart glasses solution co-developed with Eaton to be resold by their large team of sales people. On the marketing side, our 3-year reseller agreement with Verizon should take our company’s visibility to the next level and open a host of doors at major industry players across numerous enterprise verticals. We also continue to announce partnerships with key providers, such as VSee Lab and SightCall, as Vuzix further expands its ecosystem and increasingly cements its position as an industry leader. The bottom line is that Vuzix is well positioned to bring the industry’s strongest set of smart glasses solutions to market and has the marketing muscle and sales pipeline needed to achieve broad success.”

First Quarter 2019 Financial Results

For the three months ended March 31, 2019, product revenues increased slightly year over year, but due to earning no engineering services revenue in the quarter versus $0.2 million in the prior year’s period, total revenues experienced a decrease of 11% over the comparable period in 2018.

There was an overall gross profit of less than $0.1 million for the three months ended March 31, 2019 as compared to a gross profit of $0.2 million for the same period in 2018. On a product cost of sales basis only, product direct costs were 52% of sales in the 2019 period as compared to 46% in the prior year’s period, the increase resulting from slightly lower margins on Blade Smart Glasses, a price reduction on the original M300 over the M300XL products and increased manufacturing costs.

Research and Development (R&D) expense was $2.5 million for the three months ended March 31, 2019 compared to $2.1 million for the comparable 2018 period. The increase in R&D expense was primarily the result of development work on the M400 and an increase in consulting fees for software contractors related to the Vuzix Blade.

Selling and Marketing expense was $1.4 million for the three months ended March 31, 2019 compared to $1.5 million for the comparable 2018 period, a reduction of approximately $0.1 million during the time period the Company participates in its two largest tradeshows – CES and MWC.

General and Administrative expense for the three months ended March 31, 2019 was $1.9 million versus $1.7 million in the prior year’s period, an increase of approximately $0.2 million driven by increased legal expenses and IT consulting services.

The net loss attributable to common stockholders after accrued preferred share dividends for the three months ended March 31, 2019 was $6.8 million or $0.25 cents per share versus a net loss of $5.8 million or $0.22 for the same period in 2018.

Net cash operating loss after adding back non-cash adjustments for the first quarter of 2019 was $5.3 million. As of March 31, 2019, the Company maintained cash and cash equivalents of $10.1 million and an overall working capital position of $16.1 million.

Management Outlook

“With further broadening interest in our current product family and our new M400 and ATEX certified smart glasses products on schedule to ship in the second half of the year, we remain well-positioned to achieve solid top line growth in 2019,” said Paul Travers, President and CEO of Vuzix. “Our products offer compelling and demonstrable ROIs and continue to be very well received by those using them. We see so many opportunities out there and feel it is just a matter of time before industry demand truly accelerates and our unit numbers and top line along with it. That said, we are off to a good start in 2Q with firm orders already ahead of 1Q’s total. On the expense side, we have trimmed costs meaningfully over the past few months and expect to burn significantly less cash in 2Q versus 1Q as we continue to aim for cash flow breakeven by year-end.”

Conference Call Information

Date: Thursday, May 9, 2019

Time: 4:30 p.m. Eastern Time (ET)

Dial-in Number for U.S. & Canadian Callers: 877-709-8150

Dial-in Number for International Callers (Outside of the U.S. & Canada): 201-689-8354

Participating on the call will be Vuzix’ Chief Executive Officer and President Paul Travers and Chief Financial Officer Grant Russell, who together will discuss operational and financial highlights for the first quarter ended March 31, 2019.

To join the live conference call, please dial into the above referenced telephone numbers five to ten minutes prior to the scheduled conference call time.

A replay will be available for 30 days, starting on May 9, 2019, at approximately 5:30 p.m. (ET). To access the replay, please dial 877-660-6853 within the U.S. or Canada, or 201-612-7415 for international callers. The conference ID# is 13690605.

About Vuzix Corporation

Vuzix is a leading supplier of Smart-Glasses and Augmented Reality (AR) technologies and products for the consumer and enterprise markets. The Company's products include personal display and wearable computing devices that offer users a portable high-quality viewing experience, provide solutions for mobility, wearable displays and augmented reality. Vuzix holds 153 patents and patents pending and numerous IP licenses in the Video Eyewear field. The Company has won Consumer Electronics Show (or CES) awards for innovation for the years 2005 to 2019 and several wireless technology innovation awards among others. Founded in 1997, Vuzix is a public company (NASDAQ: VUZI) with offices in Rochester, NY, Oxford, UK and Tokyo, Japan.

Forward-Looking Statements Disclaimer

Certain statements contained in this news release are "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements contained in this release relate to, among other things, the timing of new product releases, R&D project successes, smart glass pilot to roll-out conversion rates, future operating results, and the Company's leadership in the Smart Glasses and AR display industry. They are generally identified by words such as "believes," "may," "expects," "anticipates," "should" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the Company's Annual Reports and other filings with the United States Securities and Exchange Commission and applicable Canadian securities regulators (copies of which may be obtained at www.sedar.com or www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Investor Relations Contact

Ed McGregor, Director of Investor Relations, Vuzix Corporation ed_mcgregor@vuzix.com Tel: (585) 359-5985

Vuzix Corporation, 25 Hendrix Road, Suite A, West Henrietta, NY 14586 USA,

Investor Information – IR@vuzix.com www.vuzix.com